ProPhase Labs Reports First Quarter 2011 Results

DOYLESTOWN, Pennsylvania – May 13, 2011.  ProPhase Labs (NASDAQ: PRPH) www.ProPhaseLabs.com today reported net sales of $3.2 million for the three months ended March 31, 2011, compared to net sales of $2.0 million for the three months ended March 31, 2010.

The Company incurred a net loss for the three months ended March 31, 2011, of $1.0 million, or ($0.07) per share, compared to a net loss of $1.1 million, or ($0.08) per share, for the three months ended March 31, 2010.

Results for the first quarter of 2011 compared to the first quarter of 2010 primarily reflect (i) an increase in net sales of $1.2 million, (ii) an increase in sales and marketing expenditures of $821,000 and (iii) an increase in research and development costs of $131,000.

Net sales increased for the first quarter 2011 as compared to the first quarter 2010 due principally to an increase in shipments to retailers from period to period.   Data from SDI Health suggests that the highest incidence of upper respiratory disorders for the 2010-2011 Cold Season occurred principally from December 2010 to February 2011 as compared to the 2009-2010 Cold Season when such incidences occurred principally from October 2009 to December 2009.  As a consequence, the timing, stocking and ultimate level of demand in retailer purchases of ProPhase Labs’ products was affected by the change in the timing and the comparative severity of the respective cold season, as well as the effects of the Company’s expanded marketing efforts to increase consumer awareness and to influence purchase decisions.   The increase in the Company’s sales and marketing expenditures for first quarter 2011 compared to the first quarter 2010 principally was due to an increase in traditional media purchases in print, digital, out-of-home and television as the Company strategically expanded its marketing and promotional program investment principally for its flagship Cold-EEZE® brand.

Ted Karkus, ProPhase Labs’ Chairman and CEO, said, “As I noted in our year-end report to shareholders, we accomplished several major initiatives in Fiscal 2010, including; a significant restructuring of our staff, new and improved flavors, packaging and marketing of our flagship Cold-EEZE® brand, the restructuring and repositioning of our Kids-EEZE® brand at a significant but unavoidable cost, and we improved our relationships with our retailers.”

“Now, after a 5 year downtrend in sales and profitability, we are optimistic that these initiatives better position ProPhase to realize a reversal in trend and increase revenues in Fiscal 2011.  Our goal is to build the Cold-EEZE® brand and improve and expand our distribution platform for the long term.  Consistent with these goals, our plan is to leverage the Cold-EEZE® brand with new products as opposed to new flavors.  To this end, we recently introduced to our retailers a new Cold-EEZE® Oral Spray, an oral delivery application of our proprietary cold remedy formula of zinc gluconate glycine.  The initial retailer response has been strong, thereby validating our efforts to improve our relationships with them.  We hope this will lead to solid nation-wide product placement on store shelves when we introduce our Oral Spray to consumers, as we implement our product launch in the fall of 2011.  Our goal for our Oral Spray and improved Kids-EEZE® products is to provide revenue growth in the second half of this year,” Mr. Karkus said.

“Our plan for Fiscal 2011 is to create opportunities for revenue growth and increase both consumer and retailer awareness and acceptance of our core brands. This will require significant investment in sales and marketing at the expense of short-term profitability.  Long-term, we believe that this strategy will provide the greatest opportunity for future shareholder value” Mr. Karkus added.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® cold remedy family of lozenges clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels.   For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE®, and our ability to successfully develop and commercialize new products.

Contact info:

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010

Net sales	$3,166	$1,976

Cost of sales	1,172	806

Gross profit	1,994	1,170

Operating expenses:
Sales and marketing	1,555	734
Administration	1,245	1,412
Research and development	219	88
	3,019	2,234

Loss from operations	(1,025)	(1,064)

Interest and other income	12	2

Loss from operations before income taxes	(1,013)	(1,062)

Income tax (benefit)	-	-

Net loss	$(1,013)	$(1,062)

Basic and diluted loss per share:
Loss from operations	$(0.07)	$(0.08)
Net loss	$(0.07)	$(0.08)

Weighted average common shares outstanding:
Basic	14,744	13,183
Diluted	14,744	13,183

ProPhase Labs, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$9,586	$8,232
Accounts receivable, net	2,506	4,821
Inventory	1,345	1,682
Total current assets	14,037	15,756
Total assets	$19,889	$21,695

Total current liabilities	7,358	8,235
Total stockholders' equity	12,531	13,460